News Release
Contact: Dori Abel
858.513.9240 x11636 media@bpiedu.com

Zovio to Redefine the Future of Education Technology
Zovio to be headquartered in Chandler, AZ

SAN DIEGO (April 2, 2019) - Today, Bridgepoint Education, Inc.’s CEO, Andrew Clark, announced the company is changing its name to Zovio Inc, further advancing the company’s strategy and transformation to an education technology services company. Zovio partners with higher education institutions and employers to deliver innovative, personalized solutions and is redefining education technology.
“Today, America has 7 million jobs currently vacant because of a shortage of qualified workers - a skills gap that threatens our country’s competitiveness in a global economy,” said Andrew Clark, CEO. “Zovio will work alongside education institutions, employers, and learners to provide technology and services differentiated by meaningful insights gained through powerful data and analytics, which will enable our partners to address the skills-to-employment challenge.”
Zovio is also relocating its headquarters to Chandler, Arizona. A 130,000-square-foot energy-efficient, open-concept work space, already in development, has been designed to support its unique culture and commitment to innovation and growth.
“We decided to move our headquarters to Arizona and the greater Phoenix area because it enables us to tap into local talent, enjoy a favorable business environment, and provide a more reasonable cost of living for our transferring employees with opportunities for transferring spouses to find employment,” said Clark. “Our team looks forward to working with local leaders as we move our headquarters and bring jobs to Chandler.”
Background:
The Name Zovio: The name was inspired by the Greek word “sophos,” meaning skillful and intelligent, and the Latin prefix “vi” for visionary. It speaks to the company’s ability to provide colleges and universities, corporations, and learners with the right insights to improve outcomes.
The company is transferring its stock exchange listing from the New York Stock Exchange (NYSE) to the Nasdaq Global Select Market (Nasdaq) effective April 15, 2019, and will trade under the ticker symbol ZVO starting on that date.
Headquarters Details: More than 800 roles will begin moving into the new Chandler location beginning in early summer, with plans to complete the transition throughout the next 18 to 24 months. About 200 employees currently working in a transitional operations center in Tempe, Ariz., will be the first to move to the new location. The business will continue to have operations in Clinton, Iowa, Denver, Colorado and San Diego, California.
“I am pleased to welcome the corporate headquarters of Zovio to Chandler, Ariz.,” said Chandler Mayor Kevin Hartke. “With the relocation of their headquarters, more than 800 employees and their families also will call Chandler home. I'm confident they will enjoy Chandler's quality of life, including recreation, schools, diversity, and workforce opportunities. I wish Zovio and their employees continued success.”
“Arizona’s education programs are training corporate employees, software developers and more,” said Arizona Governor Doug Ducey. “As we expand these programs, education technology must also keep up. We’re proud that Zovio chose Arizona to expand its headquarters and congratulate them on their growth.”

About Zovio
Zovio (NYSE: BPI) is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions to help learners and leaders achieve their aspirations. Zovio leverages its core strengths and applies its technology and capabilities to priority market needs. Using advanced data and analytics, Zovio identifies the most meaningful ways to enhance the learner experience and deliver strong outcomes for higher education institutions, employers, and learners. Zovio’s purpose is to help everyone be in a class of their own. Visit us at www.zovio.com.
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